UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2014

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 25, 2014, Jabil Circuit, Inc. (the “Company”) entered into an amended and restated senior unsecured five year credit agreement (the “Agreement”). The Agreement provides for a revolving credit facility in the initial amount of $1.5 billion, which may, subject to the lenders’ discretion, potentially be increased up to $2.0 billion (the “Facility”). The Agreement was entered into among the Company, the initial lenders named therein, Citibank, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland PLC, as co-syndication agents, and Bank of America, N.A. and The Bank of Nova Scotia, as documentation agents. Most of the lenders under the Facility and their affiliates have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. The Company and some of its subsidiaries have entered into foreign exchange contracts and other derivative arrangements with certain of the lenders and their affiliates. In addition, most of the agents and lenders under the Facility held positions as agent and/or lender under the Company’s Existing Credit Agreement, as defined below. The Facility terminates on July 25, 2019. Interest and fees on Facility advances are based on the Company’s non-credit enhanced long-term senior unsecured debt rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service, and interest at the Company’s current rating level is subject to a permanent reduction if the Company meets a certain total debt to EBITDA ratio, all as more fully described in the Agreement. Interest is charged at a rate equal to either 0.000% to 0.650% above the base rate or 1.000% to 1.650% above the Eurocurrency rate, where the base rate represents the greatest of Citibank, N.A.’s base rate, 0.50% above the federal funds rate, and 1.0% above one-month LIBOR, but not less than zero, and the Eurocurrency rate represents adjusted LIBOR or adjusted CDOR, as applicable, for the applicable interest period, but not less than zero, each as more fully described in the Agreement. Fees include a facility fee based on the revolving credit commitments of the lenders and a letter of credit fee based on the amount of outstanding letters of credit. Based on the Company’s current non-credit enhanced long-term senior unsecured debt rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service, the current rates of interest are 0.300% above the base rate and 1.300% above the Eurocurrency rate. The Facility includes various covenants, limitations and events of default customary for similar facilities for similarly rated borrowers. As of the date of filing this Current Report on Form 8-K, no revolving credit advances have been made and no draws are outstanding under the Facility.

The Agreement amends and restates the Company’s amended and restated five year credit agreement dated March 19, 2012 (the “Existing Credit Agreement”), which established a revolving credit facility in the initial amount of $1.3 billion, subject to potential increases up to $1.6 billion, and was to terminate on March 19, 2017. The Existing Credit Agreement was entered into among the Company, the initial lenders named therein, Citibank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and The Royal Bank of Scotland PLC and Bank of America, N.A., as documentation agents.

Most of the lenders under the Existing Credit Agreement and their affiliates have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. The Company and some of its subsidiaries have entered into foreign exchange contracts and other derivative arrangements with certain of the lenders and their affiliates. In addition, most of the agents and lenders under the Existing Credit Agreement hold positions as agent and/or lender under the Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for its fiscal year ending August 31, 2014.

Item 1.02.	Termination of a Material Definitive Agreement.

To the extent that entering into the Agreement constituted a termination of the Existing Credit Agreement, the information included in Item 1.01 of this Report relating to such termination is incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC. (Registrant)

July 31, 2014	By:	/s/ FORBES I.J. ALEXANDER
Forbes I.J. Alexander Chief Financial Officer